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                                                                     EXHIBIT 5.1




                           [Hughes & Luce Letterhead]
                          1717 Main Street, Suite 2800
                               Dallas, Texas 75201
                                 (214) 939-5500

                                  June 8, 1998




Suiza Foods Corporation
3811 Turtle Creek Blvd., Suite 1300
Dallas, Texas 75219


Ladies and Gentlemen:

         We have acted as special counsel to Suiza Foods Corporation, a Delaware corporation (the "Company"), in connection with the registration under the Securities Act of 1933, as amended, of 12,000,000 5 1/2% Trust Convertible Preferred Securities (the "Preferred Securities") issued by Suiza Capital Trust II, a statutory business trust created under the laws of the State of Delaware (the "Trust"), $600,000,000 million aggregate principal amount of the Company's 5 1/2% Convertible Subordinated Debentures (the "Debentures"), shares of the Company's common stock, $.01 par value per share ("Common Stock"), issuable upon conversion thereof (the "Shares"), and the associated guarantee (the "Guarantee") of the Company (the Preferred Securities, the Debentures, the Shares and the Guarantee, collectively, the "Offered Securities"), all as described in the Company's Registration Statement on Form S-3 (the "Registration Statement") filed with the Securities and Exchange Commission on or about June 8, 1998, with respect to the resale of the Offered Securities by the holders thereof. Capitalized terms not otherwise defined in this opinion have the meanings given to them in the Registration Statement.

         In rendering this opinion, we have examined and relied upon executed originals, counterparts or copies of such documents, records and certificates (including certificates of public officials and officers of the Company) as we considered necessary or appropriate for enabling us to express the opinions set forth herein. In all such examinations, we have assumed the authenticity and completeness of all documents submitted to us as originals and the conformity to originals and completeness of all documents submitted to us as photostatic, conformed, notarized or certified copies.

         Based on the foregoing, we are of the opinion that (i) the Debentures have been duly and validly authorized and issued, (ii) the Shares have been duly and validly authorized, and when issued upon the due conversion of the Debentures against payment therefore, such Shares will be validly issued, fully paid and nonassessable, and (iii) the Guarantee has been duly and validly authorized. In addition, although the discussion set forth in the prospectus that is a part of the Registration Statement under the heading "Certain Federal Income Tax Consequences" does not purport to discuss all possible United States federal income tax consequences of the purchase, ownership and disposition of the Preferred Securities, such












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HUGHES & LUCE, L.L.P.

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June 8, 1998
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discussion and the discussion set forth under the caption "Risk Factors -
Options to Defer Interests Payments; Tax Consequences; Trading Price" to the extent such information constitutes matters of law, summaries of legal matters or legal conclusions, has been reviewed by us, and fairly present, in all material respects, the principal United States federal income tax consequences of an investment in the Preferred Securities.

         This opinion may be filed as an exhibit to the Registration Statement. We also consent to the reference to this firm as having passed on the validity of the Debentures, the Shares and the Guarantee under the caption "Legal Matters" in the Registration Statement. In giving this consent, we do not admit that we are included in the category of persons whose consent is required under
Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder. Please be advised that a partner in Hughes & Luce, L.L.P. owns 41,795 shares of the Common Stock.

                                           Very truly yours,

                                           /s/ Hughes & Luce, L.L.P.